UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    December 20, 2007

AspenBio Pharma, Inc.
(Exact name of registrant as specified in charter)

Colorado (State or other jurisdiction of incorporation)	0-50019 (Commission File Number)	84-1553387 (IRS Employer Identification No.)

1585 South Perry Street, Castle Rock, CO (Address of principal executive offices)	80104 (Zip Code)

        Registrant’s telephone number, including area code (303) 794-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  —   Entry into a Material Definitive Agreement.

        On December 20, 2007, the Company entered into securities purchase agreements with several accredited existing and new investors in connection with a private placement of common stock. Under the terms of the agreement, AspenBio will receive approximately $18 million in gross proceeds from the sale of approximately 2.5 million shares of its common stock. The purchase price of the common stock is $7.25 per share. Subject to the satisfaction of customary closing conditions, the transaction is expected to close on or about December 24, 2007. Net proceeds from the transaction after payment of a 6% placement fee and specified closing expenses, will be used to fund research and development, product development, FDA approval related activities, working capital and general corporate purposes. The Company has agreed to file a registration statement to register these shares within thirty days following closing. The offering was conducted in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated there under.

Item 8.01  —   Other Events.

        On December 20, 2007 the Registrant issued a press release titled, “AspenBio Pharma Announces $18 Million Private Placement of Common Stock”, a copy of which is furnished at Exhibit 99.1.

Item 9.01 —   Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release titled, “AspenBio Pharma Announces $18 Million Private Placement of Common Stock”, dated December 20, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2007	AspenBio Pharma, Inc. (Registrant) /s/ Jeffrey G. McGonegal Jeffrey G. McGonegal Chief Financial Officer